Exhibit 10.18

Execution Copy

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is dated as of June 1, 2005, and is entered into by and among Sharon Laurent (“Consultant”) and Centennial Bank Holdings, Inc., a Delaware corporation (“CBH” or the “Company”).

WHEREAS, Consultant has been an employee of the Company since May 2, 1983, most recently in the role of Executive Vice President, Operations of CBH and Executive Vice President, Operations of Guaranty Bank and Trust Company;

WHEREAS, as an inducement to render services and superior performance, Consultant and the Company have decided to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Consulting Services. During the Term of Consultancy, Consultant shall provide the consulting services set forth in Exhibit I hereto to CBH and its subsidiaries and shall perform such services in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company.

2. Consulting Fee and Benefits.

(a) Consulting Fee. The Company shall, during the Term of Consultancy, pay Consultant an annual consulting fee of $187,500 (the “Consulting Fee”). Such Consulting Fee shall be paid in accordance with the Company’s payroll practices as in effect from time to time. Consultant shall be responsible for paying all applicable tax withholding.

(b) Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary out-of-pocket expenses incurred by Consultant in connection with the provision of her services. Consultant shall be required to submit to the Company appropriate documentation supporting such out-of-pocket expenses as a prerequisite to reimbursement.

(c) Use of Company Equipment. During the Term of Consultancy, Consultant shall have the right to use, for business purposes, the items set forth in Exhibit II, which are the property of the Company (including the data and intellectual property included therein). Upon the earlier of the end of the Term of Consultancy and the termination of this Agreement, Consultant shall return such items to the Company, including all data and intellectual property included therein.

3. Term of Agreement.

(i) General. Consultant’s services under this Agreement shall commence on the date hereof and shall continue in effect until December 31, 2006, unless earlier terminated as set forth herein (the “Term of Consultancy”).

4. General Termination Provisions. If either the Company or Consultant terminates this Agreement under the provisions of this Section 4, the Company will be liable to Consultant for all payments (if any) as described in Section 4, as follows:

(a) Termination by the Company. The Company may terminate Consultant’s services for Cause and, upon such termination, the Company shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid.

(b) Termination by Consultant. Consultant may terminate her services at any time during the Term of Consultancy, upon thirty (30) days prior written notice. If Consultant terminates her services, the Company shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid.

(c) The Company’s obligation to make any payment to Consultant as described in this Section 4 is contingent upon Consultant’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A.

5. Special Termination Provisions.

(a) If, during the Term of Consultancy, the Company terminates Consultant’s services other than for Cause, then the Company shall pay to the Consultant in one lump sum within five (5) days of such termination, an aggregate amount in cash equal to her Consulting Fee for the then remaining Term of Consultancy.

(b) The Company’s obligation to make any payments to Consultant as described in this Section 5 is contingent upon Consultant’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A. Except as described in this Section 5, Consultant shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by the Company or its affiliates.

6. Covenants Not to Solicit Company Clients and Employees; Confidential Information.

(a) Non-Solicitation. During the Term of Consultancy and for a one (1) year period thereafter (collectively, the “Restricted Period”), Consultant shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause Consultant to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between the Company and a Client or (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, and “Restricted Territory” means the geographic area of the State of Colorado extending from the continental divide to the eastern State boundary. For purposes of this Agreement, a “Client” means any client or prospective client of the Company to whom Consultant provided services, or for whom Consultant transacted business, or whose identity became known to Consultant in connection with her relationship with the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Confidential Information. Consultant hereby acknowledges that, as a Consultant of the Company, she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of the Company. Consultant further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Consultant hereby covenants and agrees that she will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the Term of Consultancy and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for her own benefit or for the benefit of others. Notwithstanding the foregoing, Consultant shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against her after providing the Company with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of the Company.

(c) Survival. Any termination of Consultant’s services, of the Term of Consultancy or of this Agreement (or breach of this Agreement by Consultant or the Company) shall have no effect on the continuing operation of this Section 6.

(d) Validity. The terms and provisions of this Section 6 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Consultant’s future employment imposed by this Section 6 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 6 unreasonable in duration or geographic scope or otherwise, Consultant and the

Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Consultant’s promises under this Section 6.

(f) Cease Payments. In the event that Consultant breaches Section 6(a) or 6(b), the Company’s obligation to make or provide payments or benefits under Section 4 or 5 shall cease, to the extent not already paid or provided.

(g) Notice to Employers. Before Consultant either applies for or accepts employment with any person or entity while any of Section 6(a) or 6(b) is in effect, Consultant will provide the prospective employer with written notice of the provisions of this Section 6 and will deliver a copy of the notice to the Company.

7. Definitions.

(a) Board. “Board” shall mean the Board of Directors of the Company.

(b) Cause. Termination of services for “Cause” shall mean that, prior to any termination pursuant to Section 4(a)(ii) hereof, Consultant shall have committed:

(i) an intentional act of fraud, embezzlement or theft;

(ii) intentional damage to property of the Company;

(iii) intentional disclosure of confidential information or trade secrets of the Company or information relating to customers of the Company or its parent, a subsidiary or affiliate;

(iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v) an act constituting a felony or a misdemeanor involving moral turpitude for which the Consultant is convicted by any federal, state or local authority, or to which the Consultant enters a plea of guilty or nolo contendere;

(vi) an act or omission that causes Consultant to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Consultant to perform her responsibilities to the Company under this Agreement; or

(vii) intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Consultant shall be deemed “intentional” unless done, or omitted to be done, by Consultant not in good faith and without reasonable belief that her action or omission was in the best interest of the Company.

8. Governing Law. This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the services of Consultant and supercedes any prior written agreements (including, but not limited to the employment agreement between the Consultant and the Company dated October 27, 2004), and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

10. Indemnification. The Company agrees to indemnify Consultant for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever (collectively referred to herein as “Losses”) that may be imposed on, incurred, or asserted against Consultant as the result of any act or omission in any way relating to this Agreement; provided, however, that the Company shall not be liable for any Losses resulting from the gross negligence, willful misconduct or bad faith of Consultant or its officers, employees or representatives.

11. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the services of the Consultant or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Consultant’s discharge or termination, Consultant shall be awarded her costs, including attorneys’ fees, provided Consultant substantially prevails on at least one claim.

12. Assistance in Litigation. Consultant shall make herself available, upon the request of the Company, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Company, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of Consultant’s services for any reason, at the rate of One Thousand and No/l00 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 12.

13. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a) If to the Company:

Centennial Bank Holdings, Inc.

1331 Seventeenth St.

Denver, Colorado 80202

Attn: General Counsel

(b) If to Consultant:

Sharon Laurent

13347 Clarkson Court

Thornton, CO 80241

14. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Consultant and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Consultant should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee, or other designee, or, if there be no such designee, to her estate. This Agreement shall inure to the benefit of and be enforceable by the Company and any of its successors and assigns.

15. No Mitigation of Amounts Payable Hereunder. Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Consultant as the result of employment by another employer after the date of termination, or otherwise.

16. Advice of Counsel. CONSULTANT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

17. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

18. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

CONSULTANT:

/s/ SHARON LAURENT
Sharon Laurent

CENTENNIAL BANK HOLDINGS, INC.:

By:	/s/ PAUL W. TAYLOR
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

Annex A

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the Consulting Agreement between you and Centennial Bank Holdings, Inc., a Delaware corporation (the “Company”), dated June 1, 2005 (the “Consulting Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1.	You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or affiliate of the Company, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment and consultancy by the Company or to the termination of such employment or consultancy or to your status as a shareholder or creditor of the Company.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this waiver and release of claims).

2.	The payments received by you pursuant to the Consulting Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for Consulting Fees, salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and the Company shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Consulting Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3.

You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee. You also hereby expressly agree not to discuss the business affairs of the Company and any of its subsidiaries and affiliates with any member of the press (or to

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otherwise make such information publicly available) at any time without the express written consent of the Company. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Consulting Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that any severance payment and arrangements set forth in the Consulting Agreement may be offset by any amounts you owe to the Company or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for any severance payment and other arrangements set forth in the Consulting Agreement, (ii) been given at least 21 days within which to consider this waiver and release of claims and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to any severance payments and other arrangements described under the Consulting Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date: , 200

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Exhibit I

Consulting Services

Consultant shall provide the following services to the Company:

Project planning and consulting with respect to:

Systems conversion and integration

Branch consolidation

Loan support and note department management

Disaster recovery planning and training

Back office systems and operations

Electronic banking systems and operations

Human resources integration

Compliance management, including Bank Secrecy Act and USA PATRIOT Act compliance

Information technology control documentation and management

Exhibit II

1.	Toshiba Tecra A-3-611 laptop computer

2.	Dell Axim X-30 Pocket PC

3.	Sanyo cellular phone